                                                                    Exhibit (12)

                         THE McGRAW-HILL COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        Years Ended December 31
                                               -----------------------------------------------------------------------
                                                  1997           1996           1995            1994            1993
                                                  ----           ----           ----            ----            ----
                                                                        (In thousands of dollars)
Earnings
   Earnings from continuing operations
     before income tax expense, provision
     for real estate write-downs and gain
     on the sale of Datapro in 1997, gain
     on exchange of Shepard's/MGraw-Hill
     in 1996, unusual charges in 1993
     and 1996
     (a)(b)(c)(d)                              $ 478,622      $ 415,974      $ 382,126       $ 341,816       $ 293,243
   Fixed charges                                  83,840         77,563         90,382          83,219          75,930
   Capitalized interest                             --             --             (421)           (353)           (536)
                                               ---------      ---------      ---------       ---------       ---------
     Total Earnings                            $ 562,462      $ 493,537      $ 472,087       $ 424,682       $ 368,637
                                               =========      =========      =========       =========       =========

   Earnings from continuing operations
     before income tax expense  (d)            $ 465,873      $ 809,705      $ 382,126       $ 341,816       $  63,443
   Fixed charges                                  83,840         77,563         90,382          83,219          75,930
   Capitalized interest                             --             --             (421)           (353)           (536)
                                               ---------      ---------      ---------       ---------       ---------
     Total Earnings                            $ 549,713      $ 887,268      $ 472,087       $ 424,682       $ 138,837
                                               =========      =========      =========       =========       =========

   Fixed Charges(d)
     Interest expense                          $  56,771      $  51,347      $  63,832       $  55,650       $  46,998
     Portion of rental payments
      deemed to be interest                       27,069         26,216         26,550          27,569          28,932
                                               ---------      ---------      ---------       ---------       ---------
     Total Fixed Charges                       $  83,840      $  77,563      $  90,382       $  83,219       $  75,930
                                               =========      =========      =========       =========       =========

   Ratio of Earnings to Fixed charges:
     Before unusual charges, provision
      for real estate write-downs, gain
      on the sale of Datapro and gain
      on exchange of Shepard's/
      McGraw-Hill                                   6.7x           6.4x           5.2x            5.1x            4.9x

     After unusual charges, provision
      for real estate write-downs, gain
      on the sale of Datapro and gain
      on exchange of Shepard's/
      McGraw-Hill                                   6.6x          11.4x           5.2x            5.1x            1.8x

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(a)   In 1997, the company recorded a $33.2 million pre-tax one-time provision for real estate write-downs related to the consolidation of office space in New York City and a $20.4 million pre-tax gain on the sale of Datapro Information Services.


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(b)   On October 15, 1996, the company completed the exchange of its Shepard's/
      McGraw-Hill legal publishing unit for the Times Mirror Higher Education Group. The exchange resulted in a pre-tax gain of $418.7 million and a one-time charge of $25 million for costs of integrating the company's College division with the acquired higher education business.

(c) Unusual charges in 1993 totaled $229.8 million before taxes in connection with the purchase of the remaining 50% interest in the Macmillan/McGraw-Hill School Publishing Company previously owned by Macmillan for $337.5 million in cash. The unusual charges consisted of $199.8 million primarily to adjust the company's original investment to values established in the purchase transaction. The charge was allocated primarily to goodwill and intangibles. The company also recorded a provision of $30 million relating to the consolidation of certain functions of Macmillan/McGraw-Hill and the company's book publishing operations.

(d) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income taxes" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt, (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense, and (3) the company's proportionate share of such fixed charges of the Macmillan/McGraw-Hill joint venture through September 30, 1993. Effective October 1, 1993, Macmillan/McGraw-Hill's results are consolidated in the company's results.


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